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                                                                     EXHIBIT 8.1

              [Kaye, Scholer, Fierman, Hays & Handler, LLP Letterhead]

                                 April 3, 2000

Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803

    Re:  Merger among Veeco Instruments Inc., Veeco Acquisition Corp. and CVC
Inc.

Ladies and Gentlemen:

    We are acting as counsel for Veeco Instruments Inc., a corporation organized under the laws of Delaware ("Veeco"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 29, 2000, by and among Veeco, Veeco Acquisition Corp., a newly formed corporation organized under the laws of Delaware and a wholly-owned subsidiary of Veeco ("Acquisition"), and CVC, Inc., a corporation organized under the laws of Delaware ("CVC"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    In this capacity, we have participated in the preparation of a registration statement on Form S-4 filed pursuant to the Securities Act of 1933, including the joint proxy statement/prospectus of Veeco and CVC, dated April 3, 2000 (the "Proxy Statement").

    Pursuant to the Merger Agreement, Acquisition will merge with and into CVC (the "Merger"), the separate corporate existence of Acquisition will cease and CVC will continue as the surviving corporation and as a wholly-owned subsidiary of Veeco. Upon the consummation of the Merger, each issued and outstanding share of CVC shall be converted into the right to receive 0.43 Veeco Shares. Fractional Veeco Shares will not be issued to the stockholders of CVC. Instead, Veeco will pay each CVC stockholder who would otherwise be entitled to a fractional Veeco Share an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Price Per Share.

    You have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. This opinion is being delivered to you in response to such request and pursuant to Section 5.10(b) of the Merger Agreement.

    We understand that the Board of Directors of Veeco believes that the Merger is consistent with Veeco's objectives and strategies to gain access to new markets, technologies and products in order to maintain its competitive position and that the Merger will create a stronger company, both from a financial and an operational viewpoint. In particular, the Board of Directors of Veeco believes that the addition of CVC's complementary product lines, process technology skills, manufacturing capabilities, engineering, research and development programs, and marketing and management personnel will allow the combined company to expand its product offerings and strengthen its position in the industry served.

    In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Merger Agreement (including the Schedules and Exhibits thereto), the Proxy Statement and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied, with your consent, and consistent with Section 5.10(b) of the Merger Agreement, upon the certifications of officers of Veeco and Acquisition and officers of CVC, respectively, dated as of April 3, 2000
(the "Officers' Tax Certificates") which have been delivered to us for purposes of this opinion.
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    In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2. Any statement made in any of the documents referred to herein as being "to the best of the knowledge" of any person or party, or similarly qualified, is correct without such qualification; and

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, correct and complete in all material respects and, as of the Effective Time of the Merger, will be true, correct and complete and no actions have been (or will be) taken which are inconsistent with such representations.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement and the statements set forth in the Officers' Tax Certificates are true, correct and complete as of the date hereof and at the Effective Time, then, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" as described in Section 368(a) of the Code.

    This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, Treasury regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

    This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

    No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true, correct and complete at all relevant times. In the event any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    We consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the heading "THE MERGER -- Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933.

    Except as contemplated in the preceding paragraph, this opinion is intended solely for the benefit of Veeco and Acquisition and may not be relied upon by any other person.

                                          Very truly yours,

                                          /s/ Kaye, Scholer, Fierman, Hays &
                                          Handler, LLP